XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

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Statement of Additional Information

XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) is a diversified, closed-end management investment company. The Trust’s common shares of beneficial interest (the “Common Shares”) are listed on the New York Stock Exchange (“NYSE”) under the symbol “XFLT.”

The Trust’s investment objective is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. There can be no assurance that the Trust will achieve its investment objective, and you could lose some or all of your investment.

This Statement of Additional Information (“SAI”) is not a Prospectus, but should be read in conjunction with the Prospectus for the Trust dated January 24, 2022, and any related supplement to the Prospectus (each a “Prospectus Supplement”). Investors should obtain and read the Prospectus and any related Prospectus Supplement prior to purchasing Common Shares. A copy of the Prospectus and any related Prospectus Supplement may be obtained, without charge, by calling the Trust at (888) 903-3358.

The Prospectus, any accompanying Prospectus Supplement and this SAI omit certain of the information contained in the registration statement filed with the Securities and Exchange Commission (the “SEC”). The registration statement may be obtained from the SEC upon payment of the fee prescribed, or inspected at the SEC’s office or via its website (www.sec.gov) at no charge. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Statement of Additional Information is dated January 24, 2022.

THE TRUST

The Trust is a diversified, closed-end management investment company organized as a statutory trust under the laws of the State of Delaware.

INVESTMENT OBJECTIVE AND POLICIES

The following information supplements the discussion of the Trust’s investment objective, policies and techniques that are described in the Prospectus. The Trust may make the following investments, among others, some of which are part of its principal investment strategies and some of which are not. The principal risks of the Trust’s principal investment strategies are discussed in the Prospectus. The Trust may not buy all of the types of securities or use all of the investment techniques that are described.

Convertible Securities

A convertible security is a preferred stock, warrant or other security that may be converted into or exchanged for a prescribed amount of common stock or other security of the same or a different issuer or into cash within a particular period of time at a specified price or formula. A convertible security generally entitles the holder to receive the dividend paid on preferred stock until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities generally have characteristics similar to both fixed income and equity securities. The value of convertible securities tends to decline as interest rates rise and, because of the conversion feature, tends to vary with fluctuations in the market value of the securities in to which they would convert. Convertible securities ordinarily provide a stream of income with generally higher yields than those of common stock of the same or similar issuers. Convertible securities generally rank senior to common stock in a corporation’s capital structure but are usually subordinated to comparable non-convertible securities. Convertible securities generally do not participate directly in any dividend increases or decreases of the underlying securities although the market prices of convertible securities may be affected by any dividend changes or other changes in the underlying securities.

The market value of a convertible security generally is a function of its “investment value” and its “conversion value.” A security’s “investment value” represents the value of the security without its conversion feature (i.e., a comparable nonconvertible fixed-income security). The investment value is determined by, among other things, reference to its credit quality and the current value of its yield to maturity or probable call date. At any given time, investment value is dependent upon such factors as the general level of interest rates, the yield of similar nonconvertible securities, the financial strength of the issuer and the seniority of the security in the issuer’s capital structure. A security’s “conversion value” is determined by multiplying the number of shares the holder is entitled to receive upon conversion or exchange by the current price of the underlying security. If the conversion value of a convertible security is significantly below its investment value, the convertible security will trade like nonconvertible debt or a preferred security in the sense that its market value will not be influenced greatly by fluctuations in the market price of the underlying security into which it can be converted. Instead, the convertible security’s price will tend to move in the opposite direction from interest rates. Conversely, if the conversion value of a convertible security is significantly above its investment value, the market value of the convertible security will be more heavily influenced by fluctuations in the market price of the underlying stock. In that case, the convertible security’s price may be as volatile as that of the common stock. Because both interest rate and market movements can influence its value, a convertible security is not generally as sensitive to interest rates as a similar fixed-income security, nor is it generally as sensitive to changes in share price as its underlying stock.

The Trust’s investments in convertible securities, particularly securities that are convertible into securities of an issuer other than the issuer of the convertible security, may be illiquid — that is, the Trust may not be able to dispose of such securities in a timely fashion or for a fair price, which could result in losses to the Trust. The Trust’s investments in convertible securities may at times include securities that have a mandatory conversion feature, pursuant to which the securities convert automatically into common stock or other equity securities (of the same or a different issuer) at a specified date and a specified conversion ratio, or that are convertible at the option of the issuer. For issues where the conversion of the security is not at the option of the holder, the Trust may be required to convert the security into the underlying common stock even at times when the value of the underlying common stock or other equity security has declined substantially.

Zero Coupon Securities

The Trust may invest in zero dividend preferred securities and zero coupon bonds. These are instruments that typically do not pay interest either for the entire life of the obligation or for an initial period after the issuance of the obligation. When held to its redemption or maturity, a holder receives the par value (or the accreted value) of the zero (rate) coupon security, which generates a return equal to the difference between the purchase price and its redemption or maturity value. A zero dividend preferred security or a zero coupon security is normally issued and traded at a deep discount from face value. This original issue discount (“OID”) approximates the total amount of interest the security will accrue and compound prior to its redemption or maturity. Because these securities and other OID instruments do not pay cash dividends or interest at regular intervals, the instruments’ ongoing accruals require ongoing judgments concerning the collectability of stated par value of the instrument at its redemption or maturity, as well as the value of any associated collateral. As a result, these securities may be subject to greater value fluctuations and less liquidity in the event of adverse market conditions than comparably rated securities that pay cash on a current basis. Because zero dividend preferred securities and zero coupon bonds, and OID instruments generally, allow an issuer to delay the need to generate cash to meet current dividend or interest payments (unless there is a prescribed accumulated funding of the payment), they may involve greater payment and credit risk than dividend or coupon securities that pay dividends or interest currently or in cash. In order to maintain its status as a regulated investment company (“RIC”), the Trust generally will be required to distribute dividends to shareholders representing the income of these instruments as it accrues, even though the Trust will not receive all of the income on a current basis or in cash. Thus, the Trust may have to sell other investments, including when it may not be advisable to do so, and use the cash proceeds to make income distributions to its shareholders. For accounting purposes, these cash distributions to shareholders will not treated as a return of capital.

Exchange-Traded Notes

Exchange-traded notes (“ETNs”) are a type of senior, unsecured, unsubordinated debt security issued by financial institutions that combines both aspects of bonds and ETFs. An ETN’s returns are based on the performance of a market index minus fees and expenses. Similar to ETFs, ETNs are listed on an exchange and traded in the secondary market. However, unlike an ETF, an ETN can be held until the ETN’s maturity, at which time the issuer will pay a return linked to the performance of the market index to which the ETN is linked minus certain fees. Unlike regular bonds, ETNs do not make periodic interest payments and principal is not protected. ETNs are subject to credit risk and the value of an ETN may drop due to a downgrade in the issuer’s credit rating, despite the underlying market benchmark or strategy remaining unchanged. The value of an ETN may also be influenced by time to maturity, level of supply and demand for the ETN, volatility and lack of liquidity in underlying assets, changes in the applicable interest rates, changes in the issuer’s credit rating, and economic, legal, political or geographic events that affect the referenced underlying asset. When the Trust invests in ETNs it will bear its proportionate share of any fees and expenses borne by the ETN. The Trust’s decision to sell its ETN holdings may be limited by the availability of a secondary market. In addition, although an ETN may be listed on an exchange, the issuer may not be required to maintain the listing and there can be no assurance that a secondary market will exist for an ETN.

ETNs are also subject to tax risk. No assurance can be given that the Internal Revenue Service (“IRS”) will accept, or a court will uphold, how the Trust characterizes and treats ETN investments for tax purposes. Further, the IRS and Congress have considered proposals that would change the timing and character of income and gains from ETNs.

An ETN that is tied to a specific market benchmark or strategy may not be able to replicate and maintain exactly the composition and relative weighting of securities, commodities or other components in the applicable market benchmark or strategy. Some ETNs that use leverage can, at times, be relatively illiquid and, thus, they may be difficult to purchase or sell at a fair price. Leveraged ETNs are subject to the same risk as other instruments that use leverage in any form.

The market value of ETN shares may differ from their market benchmark or strategy. This difference in price may be due to the fact that the supply and demand in the market for ETN shares at any point in time is not always identical to the supply and demand in the market for the securities, commodities or other components underlying the market benchmark or strategy that the ETN seeks to track. As a result, there may be times when an ETN share trades at a premium or discount to its market benchmark or strategy.

Commercial Paper

Commercial paper represents short-term unsecured promissory notes issued in bearer form by corporations such as banks or bank holding companies and finance companies. The rate of return on commercial paper may be linked or indexed to the level of exchange rates between the U.S. dollar and a foreign currency or currencies.

When Issued, Delayed Delivery Securities And Forward Commitments

The Trust may enter into forward commitments for the purchase or sale of securities. The Trust may enter into transactions on a “when issued” or “delayed delivery” basis, in excess of customary settlement periods for the type of security involved. In some cases, a forward commitment may be conditioned upon the occurrence of a subsequent event, such as approval and consummation of a merger, corporate reorganization or debt restructuring (i.e., a when, as and if issued security). When such transactions are negotiated, the price is fixed at the time of the commitment, with payment and delivery taking place in the future, generally a month or more after the date of the commitment. While it will only enter into a forward commitment with the intention of actually acquiring the security, the Trust may sell the security before the settlement date if it is deemed advisable. Securities purchased under a forward commitment are subject to market fluctuation, and generally no interest (or dividends) accrues to the Trust prior to the settlement date.

Securities purchased on a when-issued or delayed delivery basis may expose the Trust to counterparty risk of default as well as the risk that securities may experience fluctuations in value prior to their actual delivery. The Trust generally will not accrue income with respect to a when-issued or delayed delivery security prior to its stated delivery date. Purchasing securities on a when-issued or delayed delivery basis can involve the additional risk that the price or yield available in the market when the delivery takes place may not be as favorable as that obtained in the transaction itself.

Reverse Repurchase Agreements

In reverse repurchase agreement transactions, the Trust sells portfolio securities to financial institutions such as banks and broker-dealers and agrees to repurchase them at a particular date and price. The Trust may utilize reverse repurchase agreements when it is anticipated that the interest income to be earned from the investment of the proceeds of the transaction is greater than the interest expense of the transaction. Proceeds of the sale will be invested in additional instruments for the Trust, and the income from these investments will generate income for the Trust. If such income does not exceed the income, capital appreciation and gain or loss that would have been realized on the securities sold as part of the reverse repurchase transaction, the use of this technique will diminish the investment performance of the Trust compared with what the performance would have been without the use of reverse repurchase transactions.

With respect to any reverse repurchase agreement, the Trust’s Managed Assets shall include any proceeds from the sale of an asset of the Trust to a counterparty in such a transaction, in addition to the value of the underlying asset as of the relevant measuring date. With respect to leverage incurred through investments in reverse repurchase agreements and economically similar transactions, the Trust intends to earmark or segregate cash or liquid securities in accordance with applicable interpretations of the staff of the SEC. As a result of such segregation, the Trust’s obligations under such transactions will not be considered senior securities representing indebtedness for purposes of the 1940 Act and the Trust’s use of leverage through reverse repurchase agreements and economically similar transactions will not be limited by the 1940 Act.

Reverse repurchase agreements involve the risks that the interest income earned on the investment of the proceeds will be less than the interest expense and expenses associated with the repurchase agreement, that the market value of the securities sold by the Trust may decline below the price at which the Trust is obligated to repurchase such securities and that the securities may not be returned to the Trust. There is no assurance that reverse repurchase agreements can be successfully employed. In connection with reverse repurchase agreements, the Trust will also be subject to counterparty risk with respect to the purchaser of the securities. If the broker/dealer to whom the Trust sells securities becomes insolvent, the Trust’s right to purchase or repurchase securities may be restricted.

Depositary Receipts

The Trust’s investments in non-U.S. issuers may include investment in depositary receipts, including American Depositary Receipts (“ADRs”), European Depositary Receipts (“EDRs”), and Global Depositary Receipts (“GDRs”). U.S. dollar-denominated ADRs, which are traded in the United States on exchanges in off exchange markets, are issued by domestic banks. ADRs represent the right to receive securities of foreign issuers deposited in a domestic bank or a correspondent bank. ADRs do not eliminate all the risk inherent in investing in the securities of foreign issuers. However, by investing in ADRs rather than directly in foreign issuers’ stock, the Trust can avoid currency risks during the settlement period for either purchases or sales. In general, there is a large, liquid market in the United States for many ADRs. The information available for ADRs is subject to the accounting, auditing and financial reporting standards of the domestic market or exchange on which they are traded, which standards are more uniform and more exacting than those to which many foreign issuers may be subject. The Trust also may invest in EDRs, GDRs, and in other similar instruments representing securities of foreign companies. EDRs and GDRs are securities that are typically issued by foreign banks or foreign trust companies, although U.S. banks or U.S. trust companies may issue them. EDRs and GDRs are structured similarly to the arrangements of ADRs. EDRs, in bearer form, are designed for use in European securities markets and are not necessarily denominated in the currency of the underlying security.

Certain depositary receipts, typically those denominated as unsponsored, require the holders thereof to bear most of the costs of the facilities while issuers of sponsored facilities normally pay more of the costs thereof. The depository of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited securities or to pass through the voting rights to facility holders in respect to the deposited securities, whereas the depository of a sponsored facility typically distributes shareholder communications and passes through voting rights.

Preferred Securities

Preferred securities are generally equity securities of the issuer that have priority over the issuer’s common shares as to the payment of dividends (i.e., the issuer cannot pay dividends on its common shares until the dividends on the preferred shares are current) and as to the payout of proceeds of bankruptcy or other liquidation, but are subordinate to an issuer’s senior debt and junior debt as to both types of payments. Additionally, in a bankruptcy or other liquidation, preferred securities are generally subordinate to an issuer’s trade creditors and other general obligations.

Preferred securities pay a dividend, typically contingent both upon declaration by the issuer’s board and on the existence of current earnings (or retained earnings) in sufficient amount to source the payment. Preferred securities typically have no ordinary right to vote for the board of directors, except in some cases voting rights may arise if the issuer fails to pay the preferred share dividends. Preferred securities may be perpetual or have a term and typically have a fixed liquidation (or “par”) value.

Hybrid-preferred securities often behave as investments similarly to traditional preferred securities and are regarded by investors as being part of the preferred securities market. Hybrid-preferred securities possess varying combinations of features of both debt and preferred shares, and they may constitute senior debt, junior debt or preferred shares in an issuer’s capital structure. As such, hybrid-preferred securities may not be subordinate to a company’s debt securities (as are traditional preferred securities). Given the various debt and equity characteristics of hybrid-preferred securities, whether a hybrid-preferred security is classified as debt or equity for purposes of reporting the Trust’s portfolio holdings may be based on the portfolio managers’ determination as to whether its debt or preferred features are preponderant, or based on the assessment of an independent data provider. Such determinations may be subjective.

Dividend or interest payments on preferred securities may be cumulative or non-cumulative and often can be skipped or deferred, without limitation. The dividend rates on preferred securities may be fixed or floating, or convert from fixed to floating at a specified future time. Floating rate and fixed-to-floating-rate preferred securities may be traditional preferred or hybrid-preferred securities. Floating rate preferred securities pay a rate of income that resets periodically based on short- and/or longer-term interest rate benchmarks. If the associated interest rate benchmark rises, the return offered by the floating rate security may rise as well, making such securities less price-sensitive to rising interest rates (or yields). Similarly, a fixed-to-floating-rate security may be less price-sensitive to rising interest rates (or yields), because the period over which the rate of payment is fixed is shorter than the maturity term of the security, after which period a floating rate of payment applies.

Loans of Portfolio Securities

To increase income, the Trust may, consistent with applicable regulatory requirements, lend its portfolio securities to securities broker-dealers or financial institutions if (i) the loan is collateralized in accordance with applicable regulatory requirements and (ii) no loan will cause the value of all loaned securities to exceed 33 1/3% of the value of the Trust’s total assets. If the borrower fails to maintain the requisite amount of collateral, the loan automatically terminates and the Trust could use the collateral to replace the securities while holding the borrower liable for any excess of replacement cost over the value of the collateral. As with any extension of credit, there are risks of delay in recovery and in some cases even loss of rights in collateral should the borrower of the securities fail financially. There can be no assurance that borrowers will not fail financially. On termination of the loan, the borrower is required to return the securities to the Trust, and any gain or loss in the market price during the term of the loan would inure to the Trust. If the other party to the loan petitions for bankruptcy or becomes subject to the U.S. Bankruptcy Code, the law regarding the rights of the Trust is unsettled. As a result, under extreme circumstances, there may be a restriction on the Trust’s ability to sell the collateral and the Trust would suffer a loss.

INVESTMENT RESTRICTIONS

The Trust operates under the following restrictions that constitute fundamental policies that, except as otherwise noted, cannot be changed without the affirmative vote of the holders of a majority of the outstanding voting securities of the Trust voting together as a single class, which is defined by the 1940 Act as the lesser of (i) 67% or more of the Trust’s voting securities present at a meeting, if the holders of more than 50% of the Trust’s outstanding voting securities are present or represented by proxy; or (ii) more than 50% of the Trust’s outstanding voting securities. Except as otherwise noted, all percentage limitations set forth below apply immediately after a purchase or initial investment and any subsequent change in any applicable percentage resulting from market fluctuations does not require any action. These restrictions provide that the Trust shall not:

(1)    Issue senior securities, as defined in the 1940 Act, except as permitted by the 1940 Act, the rules and regulation promulgated by the SEC under the 1940 Act, as amended from time to time, or an exemption or other relief applicable to the Trust from the provisions of the 1940 Act.

(2)    Borrow money, except as permitted by the 1940 Act, the rules and regulation promulgated by the SEC under the 1940 Act, as amended from time to time, or an exemption or other relief applicable to the Trust from the provisions of the 1940 Act.

(3)    Act as underwriter of another issuer’s securities, except to the extent that the Trust may be deemed to be an underwriter within the meaning of the Securities Act in connection with the purchase and sale of portfolio securities.

(4)    Invest more than 25% of its total assets in securities of issuers in any one industry; provided, however, that such limitation shall not apply to (i) securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, (ii) securities issued by state and municipal governments or their political subdivisions, agencies, authorities and instrumentalities (other than those securities backed only by the assets and revenues of non-governmental users with respect to which the Trust will not invest 25% or more of the value of the Trust’s total assets in securities backed by the same source of revenue), and (iii) securities issued by other investment companies, which shall not constitute any industry.

(5)    Purchase or sell real estate, except that the Trust may (i) acquire or lease office space for its own use, (ii) invest in instruments of issuers that deal in real estate or are engaged in the real estate business, including real estate investment trusts, (iii) invest in instruments secured by real estate or interests therein, (iv) hold and sell real estate or mortgages on real estate acquired through default, liquidation, or other distributions of an interest in real estate as a result of the Trust’s ownership of such instruments.

(6)    Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments except to the extent that interests in instruments the Trust may invest in are considered to be interests in commodities and this shall not prevent the Trust from purchasing or selling options, futures contracts, swaps, or other derivative instruments or from investing in securities or other instruments backed by physical commodities.

(7)    Make loans except, (i) to the extent that instruments in which the Trust may invest are considered to be loans, (ii) through the loan of portfolio securities in accordance with the Trust’s investment policies, or (iii) by engaging in repurchase agreement transactions or as otherwise permitted by the 1940 Act, the rules and regulation promulgated by the SEC under the 1940 Act, as amended from time to time, or an exemption or other relief applicable to the Trust from the provisions of the 1940 Act.

(8)    With respect to 75% of the value of the Trust’s total assets, purchase any securities (other than obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities), if as a result more than 5% of the Trust’s total assets would then be invested in securities of a single issuer or if as a result the Trust would hold more than 10% of the outstanding voting securities of any single issuer.

With respect to investment restriction (1) and (2) above, Section 18(c) of the 1940 Act generally limits a registered closed-end investment company to issuing one class of senior securities representing indebtedness and one class of senior securities representing stock, except that the class of indebtedness or stock may be issued in one or more series, and promissory notes or other evidences of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed, are not deemed a separate class of senior securities.

With respect to investment restriction (2) above, Section 18(a) of the 1940 Act generally prohibits a registered closed-end fund from incurring borrowings if, immediately thereafter, the aggregate amount of its borrowings exceeds 33 1/3% of its total assets.

With respect to investment restriction (4) above, the Sub-Adviser will, on behalf of the Trust, make reasonable determinations as to the appropriate industry classification to assign to each instrument in which the Trust invests, generally using industry classifications such as those provided by MSCI and Standard & Poor’s (The Global Industry Classification Standard (GICS)), Bloomberg, Barclays or similar sources commonly used in the financial industry. The definition of what constitutes a particular “industry” is an evolving one, particularly for industries or sectors within industries that are new or are undergoing rapid development. Some securities could reasonably fall within more than one industry category. The Trust’s industry concentration policy does not preclude it from focusing investments in issuers in broad economic sectors. In connection with investments in other investment companies, the Trust will consider the concentration of the underlying investments by such investment companies when determining the Trust’s compliance with investment restriction (4) above.

With respect to investment restriction (7) above, Section 21 of the 1940 Act makes it unlawful for a registered investment company, like the Trust, to lend money or other property if (i) the investment company’s policies set forth in its registration statement do not permit such a loan or (ii) the borrower controls or is under common control with the investment company.

All other investment policies of the Trust set forth in the Prospectus and this SAI are not considered fundamental policies and may be changed by the Board of Trustees without any vote of shareholders.

MANAGEMENT OF THE TRUST

Board of Trustees

The information contained under the heading “The Proposal: To Elect a Trustee — Trustee Biographical Information” in the Trust’s Proxy Statement is incorporated herein by reference.

Trustee Qualifications

The information contained under the heading “The Proposal: To Elect a Trustee — Trustee Qualifications” in the Trust’s Proxy Statement is incorporated herein by reference.

Executive Officers

The information contained under the heading “The Proposal: To Elect a Trustee — Executive Officers” in the Trust’s Proxy Statement is incorporated herein by reference.

Board Leadership Structure

The information contained under the heading “The Proposal: To Elect a Trustee — Board Leadership Structure” in the Trust’s Proxy Statement is incorporated herein by reference.

Board Committees

The information contained under the headings “The Proposal: To Elect a Trustee — Board Committees” and “The Proposal: To Elect a Trustee — Board Meetings” in the Trust’s Proxy Statement is incorporated herein by reference.

Board and Committee Meetings. During the Trust’s fiscal year ended September 30, 2021, the Board held 9 meetings, the Trust’s Audit Committee held 5 meetings, and the Trust’s Governance Committee held 2 meetings.

Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Trust, the Board, among other things, oversees risk directly and through the committee structure it has established. The Board has established the Audit Committee and the Governance Committee to assist in its oversight functions, including its oversight of the risks the Trust faces. Each committee will report its activities to the Board on a regular basis.

The Board has adopted, and will periodically review, policies, procedures and controls designed to address different types of risks, including, among others, investment risk, liquidity risk, operational risk, and valuation risk, as well as the overall business risk relating to the Trust. Under the Board’s supervision, the Trust, the Adviser, the Sub-Adviser and other service providers to the Trust also have implemented a variety of processes, procedures and controls to address various risks. In addition, as part of the Board’s periodic review of the Trust’s investment advisory agreement, sub-advisory agreement and other service provider agreements, the Board may consider risk management aspects of the service providers’ operations and the functions for which they are responsible.

The Board has appointed a Chief Compliance Officer (“CCO”). The CCO oversees the development of compliance policies and procedures of the Trust that are reasonably designed to minimize the risk of violations of the federal securities laws (“compliance policies”). The CCO reports directly to the Independent Trustees, and will provide presentations to the Board at its quarterly meetings and an annual report on the application of the compliance policies. The Board will discuss relevant risks affecting the Trust with the CCO at these meetings. The Board has approved the compliance policies and will review the CCO’s reports. Further, the Board will annually review the effectiveness of the compliance policies, as well as the appointment and compensation of the CCO.

The Board will require officers of the Trust to report to the Board on a variety of matters at regular and special meetings of the Board and its committees, as applicable, including matters relating to risk management. The Audit Committee will also receive reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. In addition, the Board will receive reports from the Adviser and the Sub-Adviser on the investments and securities trading of the Trust. The Board will also require the Adviser and the Sub-Adviser to report to the Board on other matters relating to risk management on a regular and as-needed basis.

Remuneration of Trustees and Officers

The information contained under the heading “The Proposal: To Elect a Trustee — Trustee Compensation” in the Trust’s Proxy Statement is incorporated herein by reference.

The following table provides information regarding the compensation of the Trust’s Trustees for the Trust’s fiscal year ended September 30, 2021.

Name(1)	Aggregate Estimated Compensation from the Trust	Pension or Retirement Benefits Accrued as Part of Trust Expenses(2)	Estimated Annual Benefits Upon Retirement(2)	Total Compensation from the Trust and Fund Complex Paid to Trustee(3)
INDEPENDENT TRUSTEES:
Danielle Cupps	$42,500	None	None	$42,500
Gregory G. Dingens	$52,500	None	None	$52,500
Philip G. Franklin	$47,500	None	None	$47,500
Scott Craven Jones	$47,500	None	None	$47,500

____________

(1)    Trustees not entitled to compensation are not included in the table.

(2)    The Trust does not accrue or pay retirement or pension benefits to Trustees as of the date of this SAI.

(3)    As of the date of this SAI, the Trust is the only fund in the Fund Complex.

Trustee Share Ownership

As of December 31, 2021, the most recently completed calendar year prior to the date of this Statement of Additional Information, each Trustee of the Trust beneficially owned equity securities of the Trust and all of the registered investment companies in the family of investment companies overseen by the Trustee in the dollar range amounts specified below.

Name	Dollar Range of Equity Securities in the Trust	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies(1)
INDEPENDENT TRUSTEES:
Danielle Cupps	Over $100,000	Over $100,000
Gregory G. Dingens	Over $100,000	Over $100,000
Philip G. Franklin	Over $100,000	Over $100,000
Scott Craven Jones	$50,0001 – $100,000	$50,0001 – $100,000
INTERESTED TRUSTEE:
Theodore J. Brombach	Over $100,000	Over $100,000

____________

(1)    As of the date of this SAI, the Trust is the only investment company in the Family of Investment Companies.

Indemnification of Officers and Trustees; Limitations on Liability

The Governing Documents of the Trust provide that the Trust will indemnify its Trustees and officers and may indemnify its employees or agents against liabilities and expenses incurred in connection with litigation in which they may be involved because of their positions with the Trust, to the fullest extent permitted by law. However, nothing in the Governing Documents of the Trust protects or indemnifies a trustee, officer, employee or agent of the Trust against any liability to which such person would otherwise be subject in the event of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her position.

Adviser

The information contained under the heading “Management of the Trust — Adviser” in the Trust’s Annual Report is incorporated herein by reference.

Under the terms of the Trust’s investment advisory agreement, the Adviser is responsible for the management of the Trust; furnishes offices, necessary facilities and equipment on behalf of the Trust; oversees the activities of the Sub-Adviser and other service providers to the Trust; provides personnel, including certain officers required for the Trust’s administrative management; and pays the compensation of all officers and Trustees of the Trust who are its affiliates.

The Trust’s investment advisory agreement must be approved annually (i) by the Board of Trustees or by the holders of a majority of the Trust’s outstanding voting securities and (ii) by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to the investment advisory agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The Trust’s investment advisory agreement terminates automatically on its assignment and may be terminated without penalty on 60 days written notice at the option of either party thereto or by a vote of a majority of the Trust’s outstanding shares, which is defined by the 1940 Act as the lesser of (i) 67% or more of the Trust’s voting securities present at a meeting, if the holders of more than 50% of the Trust’s outstanding voting securities are present or represented by proxy; or (ii) more than 50% of the Trust’s outstanding voting securities.

The Trust may, if and to the extent approved by the Board of Trustees, including a majority of the Independent Trustees, from time to time reimburse the Adviser for certain costs and expenses incurred by the Adviser in connection with the management of the Trust’s assets, which may include the Trust’s allocable share of portfolio management and trading software costs, research expenses (including modeling and analytic software costs), diligence expenses and out-of-pocket travel costs incurred in connection with the management of the Trust’s assets. The Trust does not currently reimburse any such expenses.

The Trust’s investment advisory agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Adviser is not liable for any error or judgment or mistake of law or for any loss suffered by the Trust.

Advisory fees paid by the Trust to the Adviser for the three most recent fiscal years were as follows:

	Fiscal Year Ended September 30,
	2021	2020	2019
Contractual Advisory Fee	$3,707,426	$1,980,182	$1,931,774
Fee Waiver*	$0	$0	$(718,370)
Net Advisory Fee (after waivers)*	$3,707,426	$1,980,182	$1,213,404
Trust Expenses Reimbursed*	$0	$0	$0

____________

*       The Adviser had contractually agreed, through September 27, 2019, to waive a portion of the advisory fee and/or reimburse the Trust for certain operating expenses so that the annual expenses of the Trust did not exceed 0.30% of the Trust’s Managed Assets, subject to certain exclusions, including the exclusion of investment advisory fees, investor support and secondary market services fees, taxes and leverage expenses, among others. The fee waiver is no longer in effect, but the Adviser may recoup previously waived or reimbursed amounts for three years following the date of such waiver or reimbursement, subject to certain conditions. See “Management of the Trust — Expenses” and “Notes to Financial Statements — 3. Investment Advisory and Other Agreements” in the Trust’s Annual Report.

Sub-Adviser

The information contained under the heading “Management of the Trust — Sub-Adviser” in the Trust’s Annual Report is incorporated herein by reference.

Under the terms of the Trust’s investment sub-advisory agreement, the Sub-Adviser manages the investment portfolio of the Trust in accordance with its stated investment objective and policies, makes investment decisions for the Trust, places orders to purchase and sell securities on behalf of the Trust, all subject to the supervision and direction of the Board of Trustees and the Adviser.

The Trust’s investment sub-advisory agreement must be approved annually (i) by the Board of Trustees or by the holders of a majority of the Trust’s outstanding voting securities and (ii) by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to the investment sub-advisory agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The Trust’s investment sub-advisory agreement terminates automatically on its assignment and may be terminated without penalty on 60 days written notice at the option of either party thereto, by the Board of Trustees or by a vote of a majority of the Trust’s outstanding shares, which is defined by the 1940 Act as the lesser of (i) 67% or more of the Trust’s voting securities present at a meeting, if the holders of more than 50% of the Trust’s outstanding voting securities are present or represented by proxy; or (ii) more than 50% of the Trust’s outstanding voting securities.

The Trust’s investment sub-advisory agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Sub-Adviser is not liable for any error or judgment or mistake of law or for any loss suffered by the Trust.

During the fiscal years ended September 30, 2021, 2020 and 2019, the Adviser paid $2,224,456, $1,188,109 and $1,159,064, respectively, to the Sub-Adviser pursuant to the investment sub-advisory agreement.

The Trust may, if and to the extent approved by the Board of Trustees, including a majority of the Independent Trustees, from time to time reimburse the Sub-Adviser for certain costs and expenses incurred by the Sub-Adviser in connection with the management of the Trust’s assets, which may include the Trust’s allocable share of portfolio management and trading software costs, research expenses (including modeling and analytic software costs), diligence expenses and out-of-pocket travel costs incurred in connection with the management of the Trust’s assets. During the fiscal years ended September 30, 2021, 2020 and 2019, the Trust reimbursed costs and expenses of the Sub-Adviser in an amount of $114,909, $77,080 and $0, respectively.

Portfolio Managers

The information contained under “Item 8. Portfolio Managers of Closed-End Management Investment Companies” of the Trust’s Annual Report is incorporated herein by reference.

Investor Support Services and Secondary Market Support Services Agreement

Pursuant to an investor support services and secondary market support services agreement, the Adviser provides investor support services and secondary market support services in connection with the ongoing operation of the Trust. Such services include responding to questions about the Trust from financial intermediaries; assisting in drafting and editing mailings to financial intermediaries; distributing mailings to financial intermediaries; scheduling, organizing and preparing conference calls, meetings and other communications with financial intermediaries; communicating with the NYSE specialist for the Common Shares, and with the closed-end fund analyst community regarding the Trust on a periodic basis; assisting in producing communications targeted to current Trust shareholders and the investment community generally (excluding marketing materials targeted to prospective investors or prepared for use in an offering of Common Shares); assisting in the formatting, development and maintenance of the Trust’s website; assisting with administrative matters (including in connection with the preparation of press releases, shareholder reports and regulatory filings) with respect to the Trust. In exchange for such services, the Trust pays the Adviser a service fee, payable monthly in arrears, in an annual amount equal to 0.20% of the Trust’s average daily Managed Assets.

The investor support services and secondary market support services agreement must be approved annually (i) by the Board of Trustees or by the holders of a majority of the Trust’s outstanding voting securities and (ii) by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to the investment advisory agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The investor support services and secondary market support services agreement terminates automatically on its assignment and may be terminated without penalty on 60 days written notice at the option of either party thereto or by a vote of a majority of the Trust’s outstanding shares, which is defined by the 1940 Act as the lesser of (i) 67% or more of the Trust’s voting securities present at a meeting, if the holders of more than 50% of the Trust’s outstanding voting securities are present or represented by proxy; or (ii) more than 50% of the Trust’s outstanding voting securities.

The investor support services and secondary market support services agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Adviser is not liable for any error or judgment or mistake of law or for any loss suffered by the Trust.

During the fiscal years ended September 30, 2021, 2020 and 2019, the Trust incurred $436,168, $232,968 and $227,267, respectively, in investor support services and secondary market support services fees.

PORTFOLIO TRANSACTIONS

Subject to policies established by the Board of Trustees, the Sub-Adviser is responsible for placing purchase and sale orders and the allocation of brokerage on behalf of the Trust.

The Sub-Adviser will employ a variety of criteria in selecting brokers to execute trades for the account of the Trust, and will, at all times, seek best execution of such trades. The Sub-Adviser is responsible for selecting the broker or dealer used in each investment transaction for the Trust. When a transaction is effected on an exchange, the Sub-Adviser seeks to use brokers whose commissions it considers to be fair and reasonable without necessarily determining that the lowest possible commissions are paid in all circumstances. The Sub-Adviser also considers the relative creditworthiness of counterparties, including brokers and dealers, when choosing a broker or dealer as counterparty in respect of investment transactions.

The Sub-Adviser does not currently utilize “soft-dollar” arrangements, pursuant to which brokers provide research services to the Sub-Adviser in return for allocating brokerage transactions. However, the Sub-Adviser may from time to time receive or be offered research services from brokers at no stated cost or requirement to execute transactions, and may trade with such brokers.

Commissions Paid

The Trust paid approximately the following commissions to brokers during the fiscal years shown:

	All Brokers	Affiliated Brokers
Fiscal Year Ended September 30:
2021	$0	$0
2020	$0	$0
2019	$0	$0
Fiscal Year Ended September 30, 2021 Percentages:
Commissions with affiliate to total Transactions:	0%
Value of Brokerage Transactions with affiliate to total transactions:	0%

During the fiscal period ended September 30, 2021, the Trust paid $0 in brokerage commissions on transactions totaling $0 to brokers selected primarily on the basis of research services provided to the Adviser.

TAX MATTERS

This section and the discussion in the Prospectus (see “Tax Matters”) provide a summary of certain U.S. federal income tax considerations generally applicable to the Trust, U.S. Shareholders (as defined in the Prospectus) and Non-U.S. Shareholders (as defined in the Prospectus) that acquire Common Shares or Preferred Shares (collectively, the “Shareholders” that acquire “Shares”) and that hold such Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not discuss the consequences of an investment in the Common Rights or the Preferred Rights. The tax consequences of such an investment will be discussed in a relevant prospectus supplement. The discussion is based upon the Code, U.S. Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all of the potential U.S. federal income tax consequences that may be applicable to the Trust or to all categories of investors, some of which may be subject to special tax rules. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Prospective investors should consult their tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of Shares, as well as the effects of state, local and non-U.S. tax laws.

Taxation of the Trust

The Trust has elected to be treated, and intends to qualify each year, as a RIC under Subchapter M of the Code. Accordingly, the Trust must, among other things, (i) derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or foreign currencies and (b) net income derived from interests in “qualified publicly traded partnerships” (as defined in the Code); and (ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Trust’s total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Trust’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the market value of the Trust’s total assets is invested in the securities (other than U.S. Government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Trust controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more “qualified publicly traded partnerships.” Generally, a qualified publicly traded partnership includes a partnership the interests of which are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof) and that derives less than 90% of its gross income from the items described in (i)(a) above.

As long as the Trust qualifies as a RIC, the Trust generally will not be subject to U.S. federal income tax on income and gains that the Trust distributes to its Shareholders, provided that it distributes each taxable year at least 90% of the sum of (i) the Trust’s investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short-term capital gain over net long-term capital loss, and other taxable income, other than any net capital gain (defined below), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) the Trust’s net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions) (the “Annual Distribution Requirement”). The Trust intends to distribute substantially all of such income each year. The Trust will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its Shareholders.

The Code imposes a 4% nondeductible excise tax on the Trust to the extent the Trust does not distribute by the end of any calendar year at least the sum of (i) 98% of its ordinary income (not taking into account any capital gain or loss) for the calendar year and (ii) 98.2% of its capital gain in excess of its capital loss (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Trust’s taxable year) (the “Excise Tax Avoidance Requirements”). In addition, the minimum amounts that must be distributed in any year to avoid the excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from the previous year. For purposes of the excise tax, the Trust will be deemed to have distributed any income on which it paid U.S. federal income tax in the taxable year ending within the calendar year. While the Trust intends to distribute any income and capital gain in the manner necessary to minimize imposition of the 4% nondeductible excise tax, there can be no assurance that sufficient amounts of the Trust’s taxable income and capital gain will be distributed to avoid entirely the imposition of the excise tax. In that event, the Trust will be liable for the excise tax only on the amount by which it does not meet the foregoing distribution requirement.

If for any taxable year the Trust does not qualify as a RIC, all of its taxable income (including its net capital gain, which consists of the excess of its net long-term capital gain over its net short-term capital loss) will be subject to tax at regular corporate rates without any deduction for distributions to Shareholders, and such distributions will be taxable to the Shareholders as ordinary dividends to the extent of the Trust’s current and accumulated earnings and profits. As described below, such dividends, however, would be eligible (i) to be treated as “qualified dividend income” in the case of Shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate Shareholders, subject, in each case, to certain holding period and other requirements. To qualify again to be taxed as a RIC in a subsequent year, the Trust would generally be required to distribute to its Shareholders its earnings and profits attributable to non-RIC years. If the Trust fails to qualify as a RIC for a period greater than two taxable years, the Trust may be required to recognize and pay tax on any net built-in gains with respect to certain of its assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if the Trust had been liquidated) or, alternatively, to elect to be subject to taxation on such built-in gain recognized for a period of five years, in order to qualify as a RIC in a subsequent year. The remainder of this discussion assumes that the Trust qualifies as a RIC.

Taxation of the Trust’s Investments

Certain of the Trust’s investment practices are subject to special and complex U.S. federal income tax provisions (including mark-to-market, constructive sale, straddle, wash sale, short sale and other rules) that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains or “qualified dividend income” into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause the Trust to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not be “qualified” income for purposes of the 90% annual gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to Shareholders. The Trust intends to monitor its transactions and may make certain tax elections and may be required to dispose of securities to mitigate the effect of these provisions and prevent disqualification of the Trust as a RIC. Additionally, the Trust may be required to limit its activities in derivative instruments in order to enable the Trust to maintain its RIC status.

If the Trust acquires shares in a “passive foreign investment company” (a “PFIC”), the Trust may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Trust to Shareholders. Additional charges in the nature of interest may be imposed on the Trust in respect of deferred taxes arising from such distributions or gains. If the Trust invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, the Trust will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to the Trust. Alternatively, the Trust can elect to mark to market at the end of each taxable year the Trust’s shares in a

PFIC; in this case, the Trust will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. The Trust’s ability to make either election will depend on factors beyond the Trust’s control. Under either election, the Trust may be required to recognize in a year income in excess of the Trust’s distributions from PFICs and the Trust’s proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% excise tax.

If the Trust holds 10% or more of the shares in a foreign corporation that is treated as a controlled foreign corporation (“CFC”), the Trust may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to the Trust’s pro rata share of the corporation’s income for the taxable year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. shareholders. A U.S. shareholder, for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power or value of all classes of shares of a corporation. If the Trust is treated as receiving a deemed distribution from a CFC, the Trust will be required to include such distribution in its investment company taxable income regardless of whether the Trust receives any actual distributions from such CFC, and the Trust must distribute such income to satisfy the Annual Distribution Requirement and the Excise Tax Avoidance Requirement.

Certain types of income received by the Trust from REITs, real estate mortgage investment conduits (“REMICs”), taxable mortgage pools or other investments may cause the Trust to designate some or all of its distributions as “excess inclusion income.” To Shareholders such excess inclusion income will (i) constitute taxable income, as “unrelated business taxable income” (“UBTI”) for those Shareholders who would otherwise be tax-exempt such as individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities, (ii) not be offset against net operating losses for tax purposes, (iii) not be eligible for reduced U.S. withholding for Non-U.S. Shareholders even from tax treaty countries and (iv) cause the Trust to be subject to tax if certain “disqualified organizations,” as defined by the Code (which includes charitable remainder trusts), are Shareholders.

The Trust may invest a portion of its net assets in below investment grade securities, commonly known as “junk” securities. Investments in these types of securities may present special tax issues for the Trust. U.S. federal income tax rules are not entirely clear about issues such as when the Trust may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless securities, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt instruments in a bankruptcy or workout context are taxable. The Trust intends to address these and other issues, to the extent necessary, in order to seek to ensure that the Trust distributes sufficient income to preserve its status as a RIC and does not become subject to U.S. federal income or excise tax.

Certain credit securities acquired by the Trust may be treated as credit securities that were originally issued at a discount. Generally, the amount of the original issue discount is treated as interest income and is included in taxable income (and, to the extent allocable to the Trust, is required to be distributed by the Trust in order to qualify as a RIC or avoid income or excise taxes on undistributed income) over the term of the security, even though payment of that amount is not received until a later time, usually when the debt instrument matures. If the Trust purchases a debt instrument on a secondary market at a price lower than its adjusted issue price, the excess of the adjusted issue price over the purchase price is “market discount.” Unless the Trust makes an election to accrue market discount on a current basis, generally, any gain realized on the disposition of, and any partial payment of principal on, a debt instrument having market discount is treated as ordinary income to the extent the gain, or principal payment, does not exceed the “accrued market discount” on the debt instrument. Market discount generally accrues in equal daily installments.

The Trust may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the tax treatment expected by the Trust, it could affect the timing or character of income recognized by the Trust, requiring the Trust to purchase or sell securities, or otherwise change its portfolio, in order to comply with the tax rules applicable to RICs under the Code.

Gain or loss on the sales of securities by the Trust will generally be long-term capital gain or loss if the securities have been held by the Trust for more than one year. Gain or loss on the sale of securities held for one year or less will be short-term capital gain or loss.

Because the Trust may invest in foreign securities, its income from such securities may be subject to non-U.S. taxes. The Trust does not expect to be eligible to elect to “pass through” to Shareholders of the Trust the ability to use the foreign tax deduction or foreign tax credit allocable to it for foreign taxes paid by the Trust with respect to qualifying taxes.

Income from options on individual stocks written by the Trust will not be recognized by the Trust for tax purposes until an option is exercised, lapses or is subject to a “closing transaction” (as defined by applicable regulations) pursuant to which the Trust’s obligations with respect to the option are otherwise terminated. If the option lapses without exercise or is otherwise subject to a closing transaction, the premiums received by the Trust from the writing of such options will generally be characterized as short-term capital gain. If an option written by the Trust is exercised, the Trust will generally recognize gain or loss depending on the exercise price of the option, the option premium, and the Trust’s tax basis in the security underlying the option. The character of any gain or loss on the sale of the underlying security as short-term or long-term capital gain or loss will depend on the holding period of the Trust in the underlying security. In general, distributions received by U.S. Shareholders of the Trust that are attributable to short-term capital gains recognized by the Trust from option writing activities of the Trust will be taxed to such U.S. Shareholders as ordinary income and will not be eligible for the reduced tax rate applicable to qualified dividend income.

Options on indices of securities and sectors of securities that qualify as “section 1256 contracts” will generally be “marked-to-market” for U.S. federal income tax purposes. As a result, the Trust will generally recognize gain or loss on the last day of each taxable year equal to the difference between the value of the option on that date and the adjusted basis of the option. The adjusted basis of the option will consequently be increased by such gain or decreased by such loss. Any gain or loss with respect to options on indices and sectors that qualify as “section 1256 contracts” will be treated as short-term capital gain or loss to the extent of 40% of such gain or loss and long-term capital gain or loss to the extent of 60% of such gain or loss. Because the mark-to-market rules may cause the Trust to recognize gain in advance of the receipt of cash, the Trust may be required to dispose of investments in order to meet its distribution requirements. “Mark-to-market” losses may be suspended or otherwise limited if such losses are part of a straddle or similar transaction.

Taxation of U.S. Shareholders

The Trust expects to take the position that under present law any Preferred Shares that it issues will constitute equity rather than debt of the Trust for U.S. federal income tax purposes. It is possible, however, that the IRS could take a contrary position asserting, for example, that such preferred shares constitute debt of the Trust. The Trust believes this position, if asserted, would be unlikely to prevail. If that position were upheld, distributions on the Trust’s Preferred Shares would be considered interest, taxable as ordinary income regardless of the taxable income of the Trust. The following discussion assumes that any Preferred Shares issued by the Trust will be treated as equity.

The Trust will either distribute or retain for reinvestment all or part of its net capital gain. If any such gain is retained, the Trust will be subject to regular corporate income tax on such retained amount. In that event, the Trust may designate the retained amount as undistributed capital gain in a notice to its Shareholders, each of whom, if subject to U.S. federal income tax on long-term capital gains, (i) would be required to include in income for U.S. federal income tax purposes as long-term capital gain its share of such undistributed amounts, (ii) would be entitled to credit its proportionate share of the tax paid by the Trust against its U.S. federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) would increase its basis in its Shares by the amount of undistributed capital gain included in such Shareholder’s gross income net of the tax deemed paid by such Shareholder under clause (ii).

Distributions paid to you by the Trust from its net capital gains, if any, that the Trust properly reports as capital gains dividends (“capital gain dividends”) are taxable as long-term capital gains, regardless of how long you have held your Shares. All other dividends paid to you by the Trust (including dividends from net short-term capital gains) from its current or accumulated earnings and profits (“ordinary income dividends”) are generally subject to tax as ordinary income. Capital gain dividends are not eligible for the dividends received deduction.

Properly reported ordinary income dividends received by corporate holders of Shares generally will be eligible for the dividends received deduction to the extent that the Trust’s income consists of dividend income from U.S. corporations and certain holding period and other requirements are satisfied by both the Trust and the corporate U.S. Shareholders. In the case of U.S. Shareholders who are individuals, any properly reported ordinary income dividends that you receive from the Trust will generally be eligible for taxation at the rates applicable to long-term capital gains to the extent that (i) the ordinary income dividend is attributable to “qualified dividend income” (i.e., generally dividends paid by U.S. corporations and certain qualified foreign corporations) received by the Trust, (ii) the Trust satisfies certain holding period and other requirements with respect to the stock on which such qualified dividend income was paid and (iii) you satisfy certain holding period and other requirements with respect to your Shares. Dividend income from PFICs and, in general, dividend income from real estate investment trusts is not eligible for the reduced rate for qualified dividend income and is taxed as ordinary income. In addition, for dividends to be eligible for the dividends received deduction or for reduced rates applicable to individuals, the Trust cannot have an option to sell or be under a contractual obligation to sell (pursuant to a short sale or otherwise) substantially identical stock or securities. Qualified dividend income eligible for these special rules is not actually treated as capital gains, however, and thus will not be included in the computation of your net capital gain and generally cannot be used to offset any capital losses. Due to the nature of the Trust’s investments, the Trust does not expect that a significant portion of its distributions will be eligible for the dividends received deduction or for the reduced rates applicable to qualified dividend income.

Under recently issued regulations, properly reported dividends paid by the Trust that are attributable to the Trust’s “qualified REIT dividends” (generally, ordinary income dividends paid by a REIT, not including capital gain dividends or dividends treated as qualified dividend income) may be eligible for the 20% deduction described in Section 199A of the Code in the case of non-corporate U.S. Shareholders, provided that certain holding period and other requirements are met by the Shareholder and the Trust. There can be no assurance as to what portion, if any, of our distributions will qualify for such deduction. Subject to any future regulatory guidance to the contrary, any distribution attributable to income from the Trust’s investments in publicly traded partnerships, if any, will not qualify for the 20% deduction that could be available to a non-corporate U.S. Shareholder were the Shareholder to own such partnership interests directly.

Any distributions you receive that are in excess of the Trust’s current and accumulated earnings and profits will be treated as a tax-deferred return of capital to the extent of your adjusted tax basis in your Shares, and thereafter as capital gain from the sale of Shares (assuming Shares are held as a capital asset). The amount of any Trust distribution that is treated as a return of capital will reduce your adjusted tax basis in your Shares, thereby increasing your potential gain or reducing your potential loss on any subsequent sale or other disposition of your Shares. In determining the extent to which a distribution will be treated as being made from the Trust’s earnings and profits, earnings and profits will be allocated on a pro rata basis first to distributions with respect to the Trust’s Preferred Shares, and then to the Trust’s Common Shares.

U.S. Shareholders may be entitled to offset their capital gain dividends with capital losses. The Code contains a number of statutory provisions affecting when capital losses may be offset against capital gain, and limiting the use of losses from certain investments and activities. Accordingly, Shareholders that have capital losses are urged to consult their tax advisers.

The IRS currently requires a RIC that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income (e.g., ordinary income, capital gain dividends, qualified dividend income) for each tax year based upon the percentage of total dividends distributed to each class for such year.

Dividends and other taxable distributions are taxable to you even though they are reinvested in additional Shares of the Trust. Dividends and other distributions paid by the Trust are generally treated under the Code as received by you at the time the dividend or distribution is made. If, however, the Trust pays you a dividend in January that was declared in the previous October, November or December and you were the U.S. Shareholder of record on a specified date in one of such months, then such dividend will be treated for U.S. federal income tax purposes as being paid by the Trust and received by you on December 31 of the year in which the dividend was declared. In addition, certain other distributions made after the close of the Trust’s taxable year may be “spilled back” and treated as paid by the Trust (except for purposes of the 4% nondeductible excise tax) during such taxable year. In such case, you will be treated as having received such dividends in the taxable year in which the distributions were actually made.

The price of Shares purchased at any time may reflect the amount of a forthcoming distribution. Those purchasing Shares just prior to the record date of a distribution will receive a distribution which will be taxable to them even as described above though economically it represents in part a return of invested capital.

The Trust will send you information after the end of each year setting forth the amount and tax status of any distributions paid to you by the Trust.

Except in the case of a redemption, the sale or other disposition of Shares (including in connection with a termination of the Trust) will generally result in capital gain or loss to you and will be long-term capital gain or loss if you have held such Shares for more than one year at the time of sale. Any loss upon the sale or other disposition of Shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by you with respect to such Shares. Any loss you recognize on a sale or other disposition of Shares will be disallowed if you acquire other Shares (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after your sale or exchange of Shares. In such case, your tax basis in the Shares acquired will be adjusted to reflect the disallowed loss.

In general, a redemption of Shares should be treated as a sale or exchange of such shares under section 302 of the Code, if the distribution of cash (a) is “substantially disproportionate” with respect to the Shareholder, (b) results in a “complete redemption” of the Shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the Shareholder’s proportionate interest in the Trust and also requires the Shareholder to own less than 50% of the voting power of all classes entitled to vote immediately after the redemption. A “complete redemption” of a Shareholder’s interest generally requires that all Common Shares and Preferred Shares of the Trust owned by such Shareholder be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Shareholder’s proportionate interest in the Trust, which should result if the Shareholder has a minimal interest in the Trust, exercises no control over Trust affairs and suffers a reduction in his proportionate interest in the Trust. In determining whether any of these tests has been met, any Common Shares and Preferred Shares actually owned, as well as shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in section 318 of the Code, generally must be taken into account.

If the redemption of your Shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received pursuant to the transaction and the adjusted tax basis of the sold Shares. If none of the tests described above are met, you may be treated as having received, in whole or in part, a dividend, return of capital or capital gain, depending on (i) whether there are sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the sold Shares will be transferred to any remaining Shares held by you in the Trust. In addition, if the redemption of Shares is treated as a “dividend” to a shareholder, a constructive dividend under certain provisions of the Code may result to a non-selling Shareholder whose proportionate interest in the earnings and assets of the Trust has been increased as a result of such transaction.

Adjusted cost basis information for covered securities, which generally include shares of a RIC, must be reported to the IRS and to taxpayers. Shareholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Current U.S. federal income tax law taxes both long-term and short-term capital gain of corporations at the rates applicable to ordinary income. For non-corporate taxpayers, short-term capital gain is currently taxed at rates applicable to ordinary income while long-term capital gain generally is taxed at reduced maximum rates. The deductibility of capital losses is subject to limitations under the Code.

Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a part of their “net investment income,” which includes dividends received from the Trust and capital gains from the sale or other disposition of Shares.

Ordinary income dividends, capital gain dividends, and gain on the disposition of Shares also may be subject to state, local or foreign taxes. Shareholders are urged to consult their tax advisers regarding specific questions about U.S. federal (including the application of the alternative minimum tax rules), state, local or foreign tax consequences to them of investing in the Trust.

Taxation of Non-U.S. Shareholders

The following discussion only applies to Non-U.S. Shareholders. Whether an investment in Shares is appropriate for a Non-U.S. Shareholder will depend upon that Non-U.S. Shareholder’s particular circumstances. An investment in Shares by a Non-U.S. Shareholder may have adverse tax consequences. Non-U.S. Shareholders should consult their tax advisors before investing in our Shares.

A Non-U.S. Shareholder generally will be subject to U.S. federal withholding tax at the rate of 30% (or possibly a lower rate provided by an applicable tax treaty) on ordinary income dividends (except as discussed below). In general, U.S. federal withholding tax and U.S. federal income tax will not apply to any gain or income realized by a Non-U.S. Shareholder in respect of any distribution of net capital gain (including amounts credited as an undistributed capital gain dividend) or upon the sale or other disposition of Shares of the Trust. Different tax consequences may result if the Non-U.S. Shareholder is engaged in a trade or business in the United States or, in the case of an individual, is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

Dividends properly reported by the Trust are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of the Trust’s “qualified net interest income” (generally, the Trust’s U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Trust is at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of the Trust’s “qualified short-term capital gains” (generally, the excess of the Trust’s net short-term capital gain over the Trust’s long-term capital loss for such taxable year). Depending on its circumstances, the Trust may report all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a Non-U.S. Shareholder needs to comply with applicable certification requirements relating to its non-U.S. status

(including, in general, furnishing an IRS Form W-8BEN, W-8BEN-E or substitute Form). In the case of Shares held through an intermediary, the intermediary may withhold even if the Trust reports the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. Shareholders should contact their intermediaries with respect to the application of these rules to their accounts. There can be no assurance as to what portion of the Trust’s distributions will qualify for favorable treatment as qualified net interest income or qualified short-term capital gains.

If the Trust distributes its net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the Non-U.S. Shareholder’s allocable share of the tax that the Trust pays on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. Shareholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the Non-U.S. Shareholder is not otherwise required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a Non-U.S. Shareholder, distributions (both actual and deemed), and gains realized upon the sale of Shares that are effectively connected with a U.S. trade or business (or, where an applicable treaty applies, are attributable to a permanent establishment in the United States) will generally be subject to U.S. federal income tax at the rates applicable to U.S. persons and for a corporate Non-U.S. Shareholder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in Shares may not be appropriate for certain Non-U.S. Shareholders.

In addition, withholding at a rate of 30% is required on dividends in respect of Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. The Trust will not pay any additional amounts to Shareholders in respect of any amounts withheld. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in Shares.

GENERAL INFORMATION

Proxy Voting Policy and Procedures and Proxy Voting Record

The Sub-Adviser will be responsible for voting proxies on securities held in the Trust’s portfolio. The Sub-Adviser’s Proxy Voting Policy and Procedures are included as Appendix B to this Statement of Additional Information.

Information on how the Trust voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 will be available without charge, upon request, by calling (888) 903-3358 or by visiting the Trust’s website at www.xainvestments.com. This information is also available on the SEC’s website at www.sec.gov.

Principal Shareholders

As of the date of this SAI, to the knowledge of the Trust, no person beneficially owned more than 5% of the voting securities of any class of equity securities of the Trust, except as shown in the table below. The information contained in this table is based on the Trust’s review of Schedule 13D, Schedule 13G and other regulatory filings.

Name and Address	Class of Securities	Number of Shares Beneficially Owned		Percentage of Shares
Eagle Point Credit Management Entities 600 Steamboat Road, Suite 202 Greenwich, CT 06830	6.50% Series 2026 Term Preferred Shares	476,057	(1)	29.83%

Karpus Management, Inc., d/b/a Karpus Investment Management 183 Sully’s Trail Pittsford, NY 14534	6.50% Series 2026 Term Preferred Shares	283,500	(2)	27.26%

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(1)    Based on a Schedule 13D filed jointly with the SEC on September 20, 2021 by (i) Eagle Point Credit Management LLC, (ii) Eagle Point DIF GP I LLC, (iii) Eagle Point CIF GP I LLC, (iv) Eagle Point Defensive Income Fund US LP, (v) EP DIF Cayman I LP and (vi) Eagle Point Core Income Fund LP (collectively, the “Eagle Point Credit Management Entities”). Includes (a) 228,303 shares owned by Eagle Point DIF GP I LLC, (b) 120,000 shares owned by Eagle Point CIF GP I LLC, (c) 165,317 shares owned by Eagle Point Defensive Income Fund US LP, (d) 62,986 shares owned by EP DIF Cayman I LP and (e) 120,000 shares owned by Eagle Point Core Income Fund LP. Eagle Point Credit Management LLC is a registered investment adviser and serves as investment adviser to Eagle Point Defensive Income Fund US LP, EP DIF Cayman I LP, Eagle Point CIF GP I LLC and a separately managed account, each of which holds the 6.50% Series 2026 Term Preferred Shares described herein.

(2)    Based on a Schedule 13G filed with the SEC on April 9, 2021.

Independent Registered Public Accounting Firm

Cohen & Company, Ltd., 1350 Euclid Ave., Suite 800, Cleveland, Ohio 44115, is the independent registered public accounting firm of the Trust. The independent registered public accounting firm is expected to render an opinion annually on the financial statements and financial highlights of the Trust.

The Trust’s audited financial statements and financial highlights appearing in the Trust’s Annual Report to shareholders for the period ended September 30, 2021, including accompanying notes thereto and the report of Cohen & Company, Ltd. thereon, have been incorporated by reference in this SAI in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Codes of Ethics

The Trust, the Adviser and the Sub-Adviser each have adopted its own code of ethics. The codes of ethics sets forth restrictions on the trading activities of trustees/directors, officers and employees of the Trust, the Adviser and the Sub-Adviser and their affiliates, as applicable. The codes of ethics of the Trust, the Adviser and the Sub-Adviser are on file with the SEC and can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. The codes of ethics are also available on the EDGAR Database on the SEC’s Internet site at www.sec.gov, and copies of the code of ethics may be obtained, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

Where You Can Find More Information

The Trust is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Trust with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Trust, that file electronically with the SEC.

This Statement of Additional Information constitutes part of a Registration Statement filed by the Trust with the SEC under the Securities Act, and the 1940 Act. This Statement of Additional Information omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

The Trust will provide without charge to each person, including any beneficial owner, to whom this SAI is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this SAI, the Prospectus or any accompanying Prospectus Supplement. You may request such information by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Trust) from the SEC’s website (www.sec.gov). Free copies of the Trust’s Prospectus, SAI and any incorporated information will also be available from the Trust’s website at www.xainvestments.com. Information contained on the trust’s website is not incorporated by reference into this SAI, the Prospectus or any Prospectus Supplement and should not be considered to be part of this SAI, the Prospectus or any Prospectus Supplement.

Incorporation by Reference

This Statement of Additional Information is part of a registration statement that the Trust has filed with the SEC. The Trust is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Trust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and later information that the Trust files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, are incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

•        the Trust’s Annual Report on Form N-CSR for the fiscal year ended September 30, 2021, filed with the SEC on November 29, 2021 (“Annual Report”);

•        the Trust’s definitive proxy statement on Schedule 14A for its 2021 annual meeting of shareholders, filed with the SEC on April 15, 2021 (“Proxy Statement”);

•        the Trust’s description of common shares contained in our Registration Statement on Form 8-A (File No. 001-38216) filed with the SEC on September 22, 2017; and

•        The Trust’s description of 2026 Preferred Shares contained in its Registration Statement on Form 8-A (File No. 001-38216) filed with the SEC on March 26, 2021.

To obtain copies of these filings, see “General Information — Where You Can Find More Information.”

FINANCIAL STATEMENTS

The Trust’s audited financial statements and financial highlights appearing in the Trust’s Annual Report to shareholders for the year ended September 30, 2021, including accompanying notes thereto and the report of Cohen & Company, Ltd. thereon, as contained in the Trust’s Form N-CSR filed with the SEC on November 29, 2021, are incorporated by reference in this Statement of Additional Information. Shareholder reports are available upon request and without charge by calling (888) 903-3358 or by writing to the Trust at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654.

Appendix A

DESCRIPTION OF SECURITIES RATINGS

Moody’s Investors Service Inc.

A brief description of the applicable Moody’s Investors Service, Inc. (“Moody’s”) rating symbols and their meanings (as published by Moody’s) follows:

Global Rating Scales

Ratings assigned on Moody’s global long-term and short-term rating scales are forward-looking opinions of the relative credit risks of financial obligations issued by non-financial corporates, financial institutions, structured finance vehicles, project finance vehicles, and public sector entities. Long-term ratings are assigned to issuers or obligations with an original maturity of one year or more and reflect both on the likelihood of a default on contractually promised payments and the expected financial loss suffered in the event of default. Short-term ratings are assigned to obligations with an original maturity of thirteen months or less and reflect both on the likelihood of a default on contractually promised payments.

Moody’s differentiates structured finance ratings from fundamental ratings (i.e., ratings on nonfinancial corporate, financial institution, and public sector entities) on the global long-term scale by adding (sf) to all structured finance ratings. The addition of (sf) to structured finance ratings should eliminate any presumption that such ratings and fundamental ratings at the same letter grade level will behave the same. The (sf) indicator for structured finance security ratings indicates that otherwise similarly rated structured finance and fundamental securities may have different risk characteristics. Through its current methodologies, however, Moody’s aspire to achieve broad expected equivalence in structured finance and fundamental rating performance when measured over a long period of time.

Global Long-Term Rating Scale

Aaa   Obligations rated Aaa are judged to be of the highest quality, subject to the lowest level of credit risk.

Aa    Obligations rated Aa are judged to be of high quality and are subject to very low credit risk.

A      Obligations rated A are judged to be upper-medium grade and are subject to low credit risk.

Baa   Obligations rated Baa are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.

Ba     Obligations rated Ba are judged to be speculative and are subject to substantial credit risk.

B      Obligations rated B are considered speculative and are subject to high credit risk.

Caa   Obligations rated Caa are judged to be of poor standing and are subject to very high credit risk.

Ca     Obligations rated Ca are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

C      Obligations rated C are the lowest-rated class of bonds and are typically in default, with little prospect for recovery of principal or interest.

Note: Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Additionally, a “(hyb)” indicator is appended to all ratings of hybrid securities issued by banks, insurers, finance companies, and securities firms.*

Medium-Term Note Program Ratings

Moody’s assigns provisional ratings to medium-term note (MTN) programs and definitive ratings to the individual debt securities issued from them (referred to as drawdowns or notes).

MTN program ratings are intended to reflect the ratings likely to be assigned to drawdowns issued from the program with the specified priority of claim (e.g., senior or subordinated). To capture the contingent nature of a program rating, Moody’s assigns provisional ratings to MTN programs. A provisional rating is denoted by a (P) in front of the rating and is defined elsewhere in this document.

The rating assigned to a drawdown from a rated MTN or bank/deposit note program is definitive in nature, and may differ from the program rating if the drawdown is exposed to additional credit risks besides the issuer’s default, such as links to the defaults of other issuers, or has other structural features that warrant a different rating. In some circumstances, no rating may be assigned to a drawdown.

Moody’s encourages market participants to contact Moody’s Ratings Desks or visit www.moodys.com directly if they have questions regarding ratings for specific notes issued under a medium-term note program. Unrated notes issued under an MTN program may be assigned an NR (not rated) symbol.

Global Short-Term Rating Scale

P-1    Ratings of Prime-1 reflect a superior ability to repay short-term obligations.

P-2    Ratings of Prime-2 reflect a strong ability to repay short-term obligations.

P-3    Ratings of Prime-3 reflect an acceptable ability to repay short-term obligations.

NP    Issuers (or supporting institutions) rated Not Prime do not fall within any of the Prime rating categories.

Standard & Poor’s

A brief description of the applicable Standard & Poor’s rating symbols and their meanings (as published by S&P Global Ratings) follows:

Issue Credit Ratings Definitions

An S&P Global Ratings issue credit rating is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations, or a specific financial program (including ratings on medium-term note programs and commercial paper programs). It takes into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The opinion reflects S&P

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*        By their terms, hybrid securities allow for the omission of scheduled dividends, interest, or principal payments, which can potentially result in impairment if such an omission occurs. Hybrid securities may also be subject to contractually allowable write-downs of principal that could result in impairment. Together with the hybrid indicator, the long-term obligation rating assigned to a hybrid security is an expression of the relative credit risk associated with that security.

Global Ratings’ view of the obligor’s capacity and willingness to meet its financial commitments as they come due, and this opinion may assess terms, such as collateral security and subordination, which could affect ultimate payment in the event of default.

Issue credit ratings can be either long-term or short-term. Short-term issue credit ratings are generally assigned to those obligations considered short-term in the relevant market, typically with an original maturity of no more than 365 days. Short-term issue credit ratings are also used to indicate the creditworthiness of an obligor with respect to put features on long-term obligations. S&P Global Ratings would typically assign a long-term issue credit rating to an obligation with an original maturity of greater than 365 days. However, the ratings S&P Global Ratings assigns to certain instruments may diverge from these guidelines based on market practices. Medium-term notes are assigned long-term ratings.

Long-Term Issue Credit Ratings

Issue credit ratings are based, in varying degrees, on S&P Global Ratings’ analysis of the following considerations:

•        The likelihood of payment — the capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation;

•        The nature of and provisions of the financial obligation, and the promise we impute; and

•        The protection afforded by, and relative position of, the obligation in the event of a bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

An issue rating is an assessment of default risk but may incorporate an assessment of relative seniority or ultimate recovery in the event of default. Junior obligations are typically rated lower than senior obligations, to reflect lower priority in bankruptcy, as noted above. (Such differentiation may apply when an entity has both senior and subordinated obligations, secured and unsecured obligations, or operating company and holding company obligations.)

AAA   An obligation rated ‘AAA’ has the highest rating assigned by S&P Global Ratings. The obligor’s capacity to meet its financial commitments on the obligation is extremely strong.

AA      An obligation rated ‘AA’ differs from the highest-rated obligations only to a small degree. The obligor’s capacity to meet its financial commitments on the obligation is very strong.

A         An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitments on the obligation is still strong.

BBB   An obligation rated ‘BBB’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments on the obligation.

BB, B, CCC, CC, and C

           Obligations rated ‘BB’, ‘B’, ‘CCC’, ‘CC’, and ‘C’ are regarded as having significant speculative characteristics. ‘BB’ indicates the least degree of speculation and ‘C’ the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB       An obligation rated ‘BB’ is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments on the obligation.

B         An obligation rated ‘B’ is more vulnerable to nonpayment than obligations rated ‘BB’, but the obligor currently has the capacity to meet its financial commitments on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitments on the obligation.

CCC   An obligation rated ‘CCC’ is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitments on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitments on the obligation.

CC      An obligation rated ‘CC’ is currently highly vulnerable to nonpayment. The ‘CC’ rating is used when a default has not yet occurred but S&P Global Ratings expects default to be a virtual certainty, regardless of the anticipated time to default.

C         An obligation rated ‘C’ is currently highly vulnerable to nonpayment, and the obligation is expected to have lower relative seniority or lower ultimate recovery compared to obligations that are rated higher.

D         An obligation rated ‘D’ is in default or in breach of an imputed promise. For non-hybrid capital instruments, the ‘D’ rating category is used when payments on an obligation are not made on the date due, unless S&P Global Ratings believes that such payments will be made within the next five business days in the absence of a stated grace period or within the earlier of the stated grace period or 30 calendar days. The ‘D’ rating also will be used upon the filing of a bankruptcy petition or the taking of similar action and where default on an obligation is a virtual certainty, for example due to automatic stay provisions. A rating on an obligation is lowered to ‘D’ if it is subject to a distressed debt restructuring.

Plus (+) or minus (-)

           The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

NR      NR indicates that a rating has not been assigned or is no longer assigned.

Short-Term Issue Credit Ratings

A-1   A short-term obligation rated ‘A-1’ is rated in the highest category by S&P Global Ratings. The obligor’s capacity to meet its financial commitments on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitments on these obligations is extremely strong.

A-2   A short-term obligation rated ‘A-2’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor’s capacity to meet its financial commitments on the obligation is satisfactory.

A-3   A short-term obligation rated ‘A-3’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments on the obligation.

B      A short-term obligation rated ‘B’ is regarded as vulnerable and has significant speculative characteristics. The obligor currently has the capacity to meet its financial commitments; however, it faces major ongoing uncertainties which could lead to the obligor’s inadequate capacity to meet its financial commitments.

C      A short-term obligation rated ‘C’ is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation.

D      A short-term obligation rated ‘D’ is in default or in breach of an imputed promise. For non-hybrid capital instruments, the ‘D’ rating category is used when payments on an obligation are not made on the date due, unless S&P Global Ratings believes that such payments will be made within any stated grace period. However, any stated grace period longer than five business days will be treated as five business days. The ‘D’ rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action and where default on an obligation is a virtual certainty, for example due to automatic stay provisions. A rating on an obligation is lowered to ‘D’ if it is subject to a distressed debt restructuring.

SPUR (Standard & Poor’s Underlying Rating)

A SPUR is an opinion about the stand-alone capacity of an obligor to pay debt service on a credit-enhanced debt issue, without giving effect to the enhancement that applies to it. These ratings are published only at the request of the debt issuer or obligor with the designation SPUR to distinguish them from the credit-enhanced rating that applies to the debt issue. S&P Global Ratings maintains surveillance of an issue with a published SPUR.

Dual Ratings

Dual ratings may be assigned to debt issues that have a put option or demand feature. The first component of the rating addresses the likelihood of repayment of principal and interest as due, and the second component of the rating addresses only the demand feature. The first component of the rating can relate to either a short-term or long-term transaction and accordingly use either short-term or long-term rating symbols. The second component of the rating relates to the put option and is assigned a short-term rating symbol (for example, ‘AAA/A-1+’ or ‘A-1+/A-1’). With U.S. municipal short-term demand debt, the U.S. municipal short-term note rating symbols are used for the first component of the rating (for example, ‘SP-1+/A-1+’).

Fitch Ratings

Long-Term Credit Ratings

Rated entities in a number of sectors, including financial and non-financial corporations, sovereigns, insurance companies and certain sectors within public finance, are generally assigned Issuer Default Ratings (“IDRs”). IDRs are also assigned to certain entities or enterprises in global infrastructure, project finance and public finance. IDRs opine on an entity’s relative vulnerability to default (including by way of a distressed debt exchange) on financial obligations. The threshold default risk addressed by the IDR is generally that of the financial obligations whose non-payment would best reflect the uncured failure of that entity. As such, IDRs also address relative vulnerability to bankruptcy, administrative receivership or similar concepts.

In aggregate, IDRs provide an ordinal ranking of issuers based on the agency’s view of their relative vulnerability to default, rather than a prediction of a specific percentage likelihood of default.

AAA:  Highest credit quality. ‘AAA’ ratings denote the lowest expectation of default risk. They are assigned only in cases of exceptionally strong capacity for payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA:     Very high credit quality. ‘AA’ ratings denote expectations of very low default risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A:        High credit quality. ‘A’ ratings denote expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings.

BBB:  Good credit quality. ‘BBB’ ratings indicate that expectations of default risk are currently low. The capacity for payment of financial commitments is considered adequate, but adverse business or economic conditions are more likely to impair this capacity.

BB:     Speculative. ‘BB’ ratings indicate an elevated vulnerability to default risk, particularly in the event of adverse changes in business or economic conditions over time; however, business or financial flexibility exists that supports the servicing of financial commitments.

B:        Highly speculative. ‘B’ ratings indicate that material default risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is vulnerable to deterioration in the business and economic environment.

CCC:  Substantial credit risk. Default is a real possibility.

CC:     Very high levels of credit risk. Default of some kind appears probable.

C:        Near default. A default or default-like process has begun, or the issuer is in standstill, or for a closed funding vehicle, payment capacity is irrevocably impaired. Conditions that are indicative of a ‘C’ category rating for an issuer include:

•        the issuer has entered into a grace or cure period following non-payment of a material financial obligation;

•        the issuer has entered into a temporary negotiated waiver or standstill agreement following a payment default on a material financial obligation;

•        the formal announcement by the issuer or their agent of a distressed debt exchange;

•        a closed financing vehicle where payment capacity is irrevocably impaired such that it is not expected to pay interest and/or principal in full during the life of the transaction, but where no payment default is imminent

RD:  Restricted default. ‘RD’ ratings indicate an issuer that in Fitch Ratings’ opinion has experienced:

•        an uncured payment default or distressed debt exchange on a bond, loan or other material financial obligation, but

•        has not entered into bankruptcy filings, administration, receivership, liquidation or other formal winding-up,

•        has not otherwise ceased operating. This would include:

•        the selective payment default on a specific class or currency of debt;

•        the uncured expiry of any applicable grace period, cure period or default forbearance period following a payment default on a bank loan, capital markets security or other material financial obligation;

•        the extension of multiple waivers or forbearance periods upon a payment default on one or more material financial obligations, either in series or in parallel; ordinary execution of a distressed debt exchange on one or more material financial obligations.

D:     Default. ‘D’ ratings indicate an issuer that in Fitch Ratings’ opinion has entered into bankruptcy filings, administration, receivership, liquidation or other formal winding-up procedure or that has otherwise ceased business.

Default ratings are not assigned prospectively to entities or their obligations; within this context, non-payment on an instrument that contains a deferral feature or grace period will generally not be considered a default until after the expiration of the deferral or grace period, unless a default is otherwise driven by bankruptcy or other similar circumstance, or by a distressed debt exchange.

In all cases, the assignment of a default rating reflects the agency’s opinion as to the most appropriate rating category consistent with the rest of its universe of ratings and may differ from the definition of default under the terms of an issuer’s financial obligations or local commercial practice.

“Imminent” default, categorized under ‘C’, typically refers to the occasion where a payment default has been intimated by the issuer and is all but inevitable. This may, for example, be where an issuer has missed a scheduled payment but (as is typical) has a grace period during which it may cure the payment default. Another alternative would be where an issuer has formally announced a distressed debt exchange, but the date of the exchange still lies several days or weeks in the immediate future.

The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories. For example, the rating category ‘AA’ has three notch-specific rating levels (‘AA+’; ‘AA’; ‘AA-’; each a rating level). Such suffixes are not added to ‘AAA’ ratings and ratings below the ‘CCC’ category.

Recovery Ratings

Recovery Ratings are assigned to selected individual securities and obligations, most frequently for individual obligations of corporate finance issuers with IDRs in speculative grade categories.

Among the factors that affect recovery rates for securities are the collateral, the seniority relative to other obligations in the capital structure (where appropriate), and the expected value of the company or underlying collateral in distress.

The Recovery Rating scale is based on the expected relative recovery characteristics of an obligation upon the curing of a default, emergence from insolvency or following the liquidation or termination of the obligor or its associated collateral.

Recovery Ratings are an ordinal scale and do not attempt to precisely predict a given level of recovery. As a guideline in developing the rating assessments, the agency employs broad theoretical recovery bands in its ratings approach based on historical averages and analytical judgement, but actual recoveries for a given security may deviate materially from historical averages.

RR1:     Outstanding recovery prospects given default. ‘RR1’ rated securities have characteristics consistent with securities historically recovering 91%-100% of current principal and related interest.

RR2:     Superior recovery prospects given default. ‘RR2’ rated securities have characteristics consistent with securities historically recovering 71%-90% of current principal and related interest.

RR3:     Good recovery prospects given default. ‘RR3’ rated securities have characteristics consistent with securities historically recovering 51%-70% of current principal and related interest.

RR4:     Average recovery prospects given default. ‘RR4’ rated securities have characteristics consistent with securities historically recovering 31%-50% of current principal and related interest.

RR5:     Below average recovery prospects given default. ‘RR5’ rated securities have characteristics consistent with securities historically recovering 11%-30% of current principal and related interest.

RR6:     Poor recovery prospects given default. ‘RR6’ rated securities have characteristics consistent with securities historically recovering 0%-10% of current principal and related interest.

Short-Term Ratings Assigned to Issuers and Obligations

A short-term issuer or obligation rating is based in all cases on the short-term vulnerability to default of the rated entity and relates to the capacity to meet financial obligations in accordance with the documentation governing the relevant obligation. Short-term deposit ratings may be adjusted for loss severity. Short-Term Ratings are assigned to obligations whose initial maturity is viewed as “short term” based on market convention. Typically, this means up to 13 months for corporate, sovereign, and structured obligations and up to 36 months for obligations in U.S. public finance markets.

F1:    Highest short-term credit quality. Indicates the strongest intrinsic capacity for timely payment of financial commitments; may have an added “+” to denote any exceptionally strong credit feature.

F2:    Good short-term credit quality. Good intrinsic capacity for timely payment of financial commitments.

F3:    Fair short-term credit quality. The intrinsic capacity for timely payment of financial commitments is adequate.

B:     Speculative short-term credit quality. Minimal capacity for timely payment of financial commitments, plus heightened vulnerability to near term adverse changes in financial and economic conditions.

C:     High short-term default risk. Default is a real possibility.

RD:  Restricted default. Indicates an entity that has defaulted on one or more of its financial commitments, although it continues to meet other financial obligations. Typically applicable to entity ratings only.

D:     Default. Indicates a broad-based default event for an entity, or the default of a short-term obligation.

Appendix B

PROXY VOTING POLICIES AND PROCEDURES

OCTAGON CREDIT INVESTORS, LLC
PROXY VOTING POLICY

Scope

Octagon’s Proxy Voting Policy addresses procedures and policies related to Octagon’s voting of proxies in a manner consistent with Clients’ best interest.

This policy should be read in conjunction with the Account Administration Policy, Code of Ethics Overview, and Recordkeeping Policy. This policy applies to all Octagon “Covered Persons” which is defined to include all of the partners, owners, principals, directors, officers and employees of Octagon Credit Investors, LLC.

A.     Overview of Applicable Law

A public company’s shareholders typically have the right to vote on various corporate issues. Clients typically delegate to Octagon the authority to vote proxies for Securities of companies held in their Accounts. Under the Advisers Act, Octagon has a duty of care and loyalty with respect to all services undertaken for Clients, including proxy voting.

Rule 206(4)-6 under the Advisers Act requires that Octagon must vote proxies in a manner consistent with Clients’ best interest and must not place its interests above those of its Clients when doing so. It requires Octagon to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that Octagon votes proxies in the best interest of its Clients, and (ii) to disclose the Clients how they may obtain information on how Octagon voted. In addition, Rule 204-2 requires Octagon to keep records of proxy voting and Client requests for information.

B.      Policies and Procedures Relating to Proxies

Due to the nature of Octagon’s business, it is very rare that Octagon will be asked to vote a proxy for a publicly traded equity security. In the event this does occur, the following policies and procedures will apply.

1.      Definitions.

•        “Best Interest of the Client.” Octagon believes that this means the Clients’ best economic interests over the long-term — that is, the common interest that all Clients share in seeing the value of a common investment increase over time.

•        “Material Conflicts of Interest.” Such conflicts are typically based on the specific facts and circumstances associated with the issues that are the subject of the proxy and Octagon’s and its employees’ business dealings with a particular proxy issuer or closely affiliated entity. A material conflict of interest may exist where, for example: (1) the company soliciting the proxy, or a person known to be an affiliate of such company, is known to be a Client of, or an investor in an Account managed, by Octagon; (2) the company soliciting the proxy, or a person known to be an affiliate of such company, to the knowledge of the individual(s) charged with voting the proxy, is being actively solicited to be a Client of Octagon (or an investor in an Octagon Account); (3) a Client or investor, or an interest group supported by Client or investor, actively supports a proxy proposal; or (4) Octagon or an employee has personal or other business relationships with participants in proxy contests, corporate directors or candidates for corporate directorships, or in any other matter coming before shareholders.

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2.      Responsibilities of Investment Professionals to Monitor Issuers for Upcoming Shareholder Meetings.

         Octagon Investment Professionals (Principals/Associates) shall monitor all of the issuers that such individuals cover where Octagon Client Accounts hold equity of such issuers for any upcoming shareholder meetings. Octagon Investment Professionals shall provide notice of such upcoming shareholder meetings in advance of such shareholder meetings to the Investment Committee, Head of Collateral Settlement and the CCO.

3.      Receipt and Reconciliation of Proxies.

         All proxy materials received by Octagon for Octagon funds shall be forwarded to the CCO or his/her designee. The CCO shall record on a log the name of the company to which the proxy materials relate (the “Portfolio Company”), the date the proxy materials are received and the date by which the proxy needs to be voted

         The CCO shall compare the number of shares represented by the proxy materials to the number of shares owned by Octagon’s Clients. If the number of shares reflected in the proxy materials does not match the number of shares reported owned by Clients, the CCO will resolve any difference and ensure that all eligible shares can be voted.

         Upon completion of the reconciliation process, the CCO shall forward the proxy materials to the Investment Committee for voting.

4.      Proxy Voting Process.

         The Investment Committee or its designee shall vote all proxies in the best interests of Octagon’s Clients pursuant to the goals of the Client’s investment strategy. The Investment Committee will follow the procedures set forth below in order to ensure that proxies are voted in the best interests of Octagon’s Clients.

          The Investment Committee shall vote proxies concerning: (1) the selection of directors, (2) the approval of financial results and (3) the retention of auditors in accordance with the proxy voting guidelines.

         Prior to exercising voting authority on any other matter, the Investment Committee shall review the proxy materials and undertake a reasonable investigation to determine whether any of the matters to be voted on present a material conflict of interest between Octagon and the interests of its Clients.

         Where the Investment Committee’s investigation determines that a material conflict of interest may exist, it shall take reasonable steps to ensure that the conflict does not influence the Investment Committee to vote a proxy in a manner that is not in the best interests of Octagon’s Clients. These steps may include, but are not limited to any one or a combination of the following:

•        Consult with Octagon’s Outside Counsel to determine how to vote in a manner that will be in the best interests of Octagon’s Clients;

•        Erecting information barriers around conflicted Octagon personnel to ensure that they do not influence the voting decision.

         The Investment Committee shall make and maintain a record describing any steps taken to prevent a potential material conflict of interest from causing a proxy to be voted in a manner that is not in the best interest of Octagon’s Clients.

         Where the Investment Committee determines that no material conflict of interest exists, the matter shall be analyzed based on its specific facts and circumstances and the Investment Committee shall vote on the matter in the best interests of Octagon’s Clients.

         The CCO shall maintain records disclosing the date all proxies were voted and how they were voted.

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5.      Requests for Voting Information, Communications and Record-Keeping.

         If a Client requests information regarding how proxies were voted or a copy of Octagon’s proxy voting policy and procedures, the Head of Investor Relations shall provide the Client with the requested information. The Head of Investor Relations shall make and retain a copy of each request received together with a copy of the response provided, and he/she shall notify the CCO of such request.

         Octagon will maintain all records relating to proxy voting as set forth in the Recordkeeping Policy.

         Communications by Octagon with other shareholders during the course of a proxy solicitation may also be deemed to be a “solicitation” for purposes of the federal proxy rules, which contain requirements regarding the filing and distribution of proxy materials. In addition, such communications could cause Octagon to be considered part of a group for federal reporting purposes, potentially triggering a filing on Forms 13D or 13G. Compliance shall make any determination regarding the applicability of the federal proxy rules in the event such a situation arises.

C.     Opposing Votes

Note that if more than one Account invests in the same portfolio company, and such Accounts have different investment objectives, Client-specific voting policies or ultimate economic interests, Octagon may cast opposing votes in a proxy vote.

Oversight

The CCO, Investment Committee, and members of the Compliance Committee, and other senior management as appropriate, shall supervise compliance by Covered Persons with this policy. The CCO shall assess the adequacy of this policy and the firm’s adherence to the procedures outlined herein, periodically.

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